Exhibit 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO THE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of JULY 19, 2023, by and between Mawson Infrastructure Group, Inc. (the “Company”) and Rahul Mewawalla (the “Executive”) (together, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Company executed an Employment Agreement with the Executive on May 22, 2023 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have agreed to incorporate the following addendum as part of that Employment Agreement with immediate effect.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	Upon or post an event of a Change of Control of the Company, if the Executive is Terminated by the Company or by the Executive for Good Reason, the Company shall pay the Executive payments and benefits that are twice (2x) the value of all the payment and benefits that would be payable to the Executive as included in Section 7(d) of the Employment Agreement.

2.	This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged, consolidated, reorganized, succeeded, acquired, sold, disposed, assigned or which may succeed to its substantial assets, business or operations; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

3.	“Good Reason” is defined as per the Employment Agreement.

4.	“Change of Control” of the Company is defined as:

(i)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)   any sale, assignment, consolidation, merger, reorganization, assignment, disposition or other business corporation by the Company of all or a substantial portion of all of the Company’s assets or of any right to all or a substantial portion of the revenues or income;

(iii)  any merger, consolidation, reorganization, or other business combination of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50.1% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation by way of a negotiated purchase, lease, license, exchange, joint venture, tender offer, exchange offer or other means; or

(iv)  a change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

4. Effect of Section 409A of the Code. For purposes of this Agreement, a termination of employment will mean a “separation from service” as defined in Section 409A of the Code, and each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section1.409A-l(h). Solely for purposes of this determination, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code. Neither the Company nor the Executive will have the right to accelerate or defer the delivery of any payments or benefits subject to Section 409A of the Code except to the extent that would not create any additional tax liability to the Executive under Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A of the Code and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A of the Code if and to the extent required to comply with Section 409A of the Code. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in- kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. In no event whatsoever shall the Company Group or its affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.